UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 17, 2014

Mediacom Broadband LLC

Mediacom Broadband Corporation

(Exact name of registrants as specified in their charter)

Delaware	333-72440	06-1615412
Delaware	333-82124-02	06-1630167
(State or other jurisdiction of incorporation or organization)	(Commission File Nos.)	(I.R.S. Employer Identification Nos.)

1 Mediacom Way

Mediacom Park, New York 10918

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (845) 443-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 17, 2014, Mediacom Broadband LLC and Mediacom Broadband Corporation (collectively, the “Issuers”) sold, through a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), $200,000,000 in aggregate principal amount of Notes (the “Notes”). The Notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.

In connection with the issuance and sale of the Notes, on March 17, 2014, the Issuers and Law Debenture Trust Company of New York, as trustee, entered into an Indenture (the “Indenture”). See Item 2.03 of this report for a discussion of the Notes and the Indenture.

In connection with the issuance and sale of the Notes, on March 17, 2014, the Issuers entered into an Exchange and Registration Rights Agreement with the initial purchasers of the Notes. This Exchange and Registration Rights Agreement requires the Issuers to register with the Securities and Exchange Commission (the “Commission”) notes having substantially identical terms as the Notes as part of an offer to exchange non-restricted exchange notes (the “Exchange Notes”) for the Notes. The Issuers have agreed to use their best efforts to file a registration statement for the Exchange Notes with the Commission within 210 days after March 17, 2014 and to use their best efforts to cause such registration statement to be declared effective within 330 days after March 17, 2014. Under certain circumstances, the Issuers will be obligated to file a shelf registration statement with respect to the Notes. Under the Exchange and Registration Rights Agreement, if the Issuers fail to satisfy certain filing and other obligations with respect to the exchange, the Issuers will be obligated to pay an additional annual interest rate on the Notes of up to a maximum of 1.0% per annum. Such additional interest would cease to accrue once such default is remedied.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Notes bear interest at a rate of 5 1⁄2% per annum and mature on April 15, 2021. Interest on the Notes will be payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2014, to holders of record at the close of business on the April 1 or October 1, respectively, preceding such interest payment date. Interest on the Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. The Notes are general unsecured obligations of the Issuers and rank senior to all of the Issuers’ future debt that is expressly subordinated in right of payment to the Notes. The Notes rank equally with all of the Issuers’ existing and future liabilities that are not so subordinated and are effectively subordinated to all of the Issuers’ secured debt and structurally subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries.

The Issuers applied the net proceeds from the issuance and sale of the Notes to repay a portion of the outstanding borrowings under Term Loan D of its subsidiaries’ bank credit facility.

The Issuers may redeem some or all of the Notes at any time on or after April 15, 2017 at the redemption prices set forth in the Indenture. The Issuers may also redeem up to 40% of the aggregate principal amount of the Notes on or prior to April 15, 2017, using the proceeds from certain equity offerings, at the redemption price set forth in the Indenture. The Issuers may also redeem some or all of the Notes prior to April 15, 2017 at a redemption price of 100% of the principal amount plus a “make-whole” premium.

Upon a change of control, as defined in the Indenture, the Issuers will be required to make an offer to purchase the Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

The Indenture governing the Notes contains certain covenants that will limit, among other things, the Issuers’ ability and the ability of their restricted subsidiaries to:

•	incur certain additional indebtedness and issue disqualified equity interests;

•	make certain distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to the Issuers or any other restricted subsidiary;

•	create certain liens on their assets to secure indebtedness; and

•	enter into certain transactions with affiliates.

In addition, the Indenture governing the Notes contains a covenant that restricts the ability of each of the Issuers to merge or consolidate with or into another entity, or transfer all or substantially all of its assets to another entity.

The description of the Indenture and the Notes is qualified in its entirety by the Indenture and the Notes.

Item 8.01. Other Events.

On March 17, 2014, the Issuers issued a press release announcing the completion of the sale of the Notes. A copy of the press release is being filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name

99.1	Press Release dated March 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2014

Mediacom Broadband LLC

By:	/s/ Mark E. Stephan
Name:	Mark E. Stephan
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2014

Mediacom Broadband Corporation

By:	/s/ Mark E. Stephan
Name:	Mark E. Stephan
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release dated March 17, 2014.